                                                                    Exhibit 10.1


FOR IMMEDIATE RELEASE



                                  NEWS RELEASE

                               Suite101.com, Inc.


     Vancouver, British Columbia, March 18, 2002 - Suite101.com, Inc. (OTC BB:
BOWG) announced today that it has entered into an option agreement with Double B Holdings, LLC, a privately-owned non-affiliated entity, granting Double B the right to purchase the website assets owned and operated by the Company's wholly-owned subsidiary, i5ive communications, inc. These assets, which include primarily property, plant and equipment, had a book value of $132,000, as of September 30, 2001, after accumulated amortization of $118,000. During the two years and nine months ended September 30, 2001, these assets produced revenues of $1,925, $1,620 and $12,043, respectively. During the two years and nine months ended September 30, 2001, the Company had other income, net, which was primarily interest income, of $146,000, $378,000 and $167,000, respectively. The terms of the option agreement provide that Double B, in consideration of a non-refundable payment of $15,000, has the right to purchase the assets for a period of thirty days and, in consideration of a further non-refundable payment of an additional $30,000, has the right for an additional thirty days. The option, including the possible extension, will expire on May 14, 2002. The purchase price for the assets under the option agreement is $155,000 less the non-refundable payments which are applied to the purchase price, plus a 26% interest in Double B and a 5% common stock interest held by Double B in Blue Frogg Enterprises, Inc., a privately-owned company controlled by the owners of Double B. In the event the option is exercised, the Company's subsidiary, i5ive, is required to pay at the closing to Double B $155,000 less a sum equal to the management fees paid to Creative Marketeam Canada, Ltd. from March 1, 2002 through the closing. Double B also is assigned and assumes at the closing i5ive's rights and obligations under various vendor and supplier contracts and leases.

     i5ive and Double B intend to enter into a separate agreement that will establish a value for i5ive's interest in Double B in the event Double B is acquired by Blue Frogg. The definitive terms of that agreement are to be negotiated; however, the value of Double B is to be based on the higher of four times the EBITDA of Double B or $350,000, with i5ive entitled to receive 26% of that sum in the event of the acquisition of Double B by Blue Frogg.

     This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the future business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or changes in those activities and involve risks and uncertainties. The Company's future business activities involve significant risks, including among others, its possible inability to successfully redirect the Company's activities or enter into any related agreements. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and annual report on Form 10-K. The filings may be viewed at http://www.sec.gov.







CONTACT:
Doug Loblaw
Investor Relations
Suite101.com
Tel: 604-682-1400
Fax: 604-682-3277
dougl@suite101.com




                                       ###